EXHIBIT 21.1
Subsidiaries of Borders Group, Inc.

SUBSIDIARY	STATE OF INCORPORATION
Borders, Inc.	Colorado
Borders Direct, LLC	Virginia
Borders Fulfillment, Inc.	Delaware
Borders Online, LLC	Delaware
Borders Online, Inc.	Colorado
Borders Properties, Inc.	Delaware
Borders/JGE Joint Venture LLC	Michigan
Walden Book Company, Inc.	Colorado
Walden Online, Inc.	Colorado
BGI (UK) Limited	U.K.
BGP (UK) Limited	U.K.
Evermatch Limited	U.K.
Meridian Books Limited	U.K.
Charing Cross Properties Limited	U.K.
Borders Bookstore (M) SDN.BHD	Malaysia
Borders International Services, Inc.	Michigan
Paperchase Products Limited	U.K.
Paperchase Limited UK	U.K.
Paperchase Designs Limited	U.K.
Paperchase Designs Ireland Limited	Ireland